Exhibit 10.4

                        NETWORK SYSTEM TECHNOLOGIES, INC.
                      CONSULTING & SUBCONTRACTOR AGREEMENT

                                 by and between

       NETWORK SYSTEM TECHNOLOGIES, INC., located at 2050-80 Finley Road Lombard, IL 60148 ("NST"), and TRANSITIONAL MANAGEMENT CONSULTANTS, INC.
       ("Consultant"), located at                                  .

              This Agreement sets forth the terms and conditions under which Consultant shall provide services (the "Services") to NST as more fully described in the Consultant Task List attached hereto as Schedule One and executed by both parties. Employees of the Consultant assigned to perform the Services are identified on the attached Consultant Task List.


1.     CONSULTANT STATUS

       1.1 The Consultant is an independent contractor and shall not be considered an employee of NST for any purpose, nor shall Consultant be eligible for any benefits provided by NST to its employees. Neither this Agreement nor any Consultant Task List shall create in any way any other relationship between the parties, including those of joint venturers, partners, associates, or principal and agent.

       1.2 Consultant agrees to pay all taxes of whatever nature for which Consultant is legally liable as a result of the Services performed or the fees paid hereunder, including, without limitation, all employment taxes and Workers' Compensation Insurance.

       1.3 NST reserves the right to inspect and generally to supervise the work to ensure its conformity with the description of the Services contracted for herein.


2.     CONSULTANT FEES AND EXPENSES

       2.1 NST shall pay the Monthly Rate as defined in the Consultant Task List on the 15th day of each month beginning May 1, 2006, and continuing through April 15, 2008.

       2.2 NST shall reimburse Consultant for reasonable travel or other expenses incurred by Consultant in the course of performing Services for NST provided that, in providing Services, travel by Consultant or any individuals rendering Services on behalf of Consultant hereunder shall not require an overnight stay for more than forty percent (40%) per month. Appropriate receipts and a detailed written description must support all expenses for which reimbursement is sought.


3.     CONFIDENTIALITY

       3.1 Consultant acknowledges that during the term of this Agreement, certain information considered by NST to be Confidential Information or Trade Secrets as defined below (collectively "NST Proprietary Information") may be disclosed by NST to Consultant. For purposes of this Consulting Agreement, Confidential Information shall mean the proprietary and confidential data or information of NST, other than Trade Secrets, which is of tangible or intangible value and is not public information or is not generally known or available to NST's competitors but is known only to NST and those of its employees, independent contractors, consultants or agents to whom it

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                        NETWORK SYSTEM TECHNOLOGIES, INC.
                             SUBCONTRACTOR AGREEMENT
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              must be  confided  in order  to  apply  it to the  uses  intended, including, without limitation, information regarding customers or prospective customers, existing or proposed agreements with third parties, marketing or forecasting methods, business plans, pricing and network configurations. Trade Secrets shall have the meaning ascribed to that term by applicable law and shall include, without limitation, confidential computer programs, software designs, processes, procedures, formulas, improvements, online terminal designs, and software applications, whether copyrightable or not. If it is judicially or otherwise determined that any such items listed above are not trade secrets, such items shall be deemed Confidential Information pursuant to this SECTION 3.1.

       3.2 Consultant agrees: (a) to hold NST Proprietary Information in strictest confidence, disclosing it only to those employees of Consultant who have a need to know; (b) not to make use of NST Proprietary Information other than to perform Consultant's obligations hereunder; (c) not to reproduce NST Proprietary
              Information in any media; and (d) not to disclose, cause to be disclosed, or otherwise release NST Proprietary Information to any other party; provided that Consultant shall be permitted to engage in any of the foregoing to the extent they may be necessary to perform Consultant's obligations hereunder. Consultant agrees to protect the NST Proprietary Information with at least the same degree of care used to protect its own Proprietary Information, but in no event with less than reasonable care.

       3.3    The obligations of Consultant contained in SECTION 3.1 and SECTION
              3.2 shall extend to any confidential or proprietary information of third parties in NST possession to which Consultant may have access during performance of this Agreement, including, but not limited to, that of Incentra Solutions, Inc. and each of its subsidiaries and information of NST customers. Consultant and its employees shall adhere to all security regulations, rules, policies and procedures identified by NST orally or in writing, as applicable to performance of the Services.

       3.4 The Consultant's restrictions under this SECTION 3 shall not apply to information that (a) is or becomes publicly known through no act or omission of Consultant; (b) becomes rightfully known to Consultant without confidential restrictions from a source other than NST (c) is approved by NST for disclosure without restriction in a written document that is signed by a duly authorized officer of NST; (d) Consultant can show by written records was rightfully in Consultant's possession prior to disclosure by NST or was developed independently by Consultant without reference to NST Proprietary Information.

       3.5 Consultant shall, at NST's sole option, either (a) certify the destruction of all NST Proprietary Information received by Consultant within ten (10) days from receipt of written request by NST or (b) return all NST Proprietary Information by hand, courier service, or registered mail to the NST Contact.

       3.6 Consultant shall make no public statement, including without limitation any news release, public announcement, or advertisement, related to the performance by Consultant of Services hereunder without the prior written approval of the NST Contact.


4.     WARRANTY AND INDEMNITY

       4.1 Consultant agrees that (a) the Services will, in all material respects, conform to the requirements established by the NST Contact in the Consultant Task List, and (b) the

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                        NETWORK SYSTEM TECHNOLOGIES, INC.
                             SUBCONTRACTOR AGREEMENT
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              Services will be performed in a professional manner.  Consultant's
              agrees  to  make  all  necessary  corrections,   alterations,   or
              additions to satisfy its obligations hereunder.

       4.2 Consultant agrees that Consultant shall make no unauthorized disclosure or unauthorized use of proprietary information of any third party in Consultant's performance of the Services under this Agreement.

       4.3 Consultant shall defend and hold NST harmless from any and all tax or withholding obligations arising out of Consultant's failure to pay taxes or withholdings as required under this Agreement.

       4.4 Consultant shall defend and hold NST, its agents, employees, directors and officers, harmless from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses resulting from death or bodily injury to any person or damage to, or loss or destruction of any tangible property, to the extent caused by the acts or omissions of the Consultant or Consultant's employees. NST shall defend and hold Consultant, its agents, employees, directors and officers, harmless from any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses resulting from death or bodily injury to any person or damage to, or loss or destruction of any tangible property, to the extent caused by the acts or omissions of NST or its agents, employees, directors or officers.


5.     LIABILITY

       5.1    Consultant is responsible for:

              5.1.1. Any damages  associated with the  infringement or violation of NST's intellectual property rights by Consultant or Consultant's personnel;

              5.1.2. all loss or damage to personal  property of  Consultant  or
                     Consultant's employees, to the extent caused by the acts or omissions of the Consultant or Consultant's employees.

       5.2    NST is responsible for:

              5.2.1. any damages  associated  with NST's failure to perform this
                     Agreement;

              5.2.2. all  loss or  damage  to  personal  property  of NST or its agents, employees, directors and officers, to the extent caused by the acts or omissions of NST or its agents, employees, directors and officers.


6.     TERM AND TERMINATION

       6.1 This agreement shall be effective as of the date of execution and shall remain in effect for a period of two (2) years or until it is terminated in writing by either party in accordance with its terms. In any event, the confidentiality obligations contained in
              Section 3 shall survive termination of this Agreement for a period of one year following the termination of this Agreement.

       6.2 Each Consultant Task List shall set forth the time period during which all Services shall be performed and delivered by Consultant ("Term"). NST may terminate this Agreement and any Consultant Task List immediately for "Cause", effective immediately upon written notice to the Consultant. Only the following shall constitute "Cause" for such termination:

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                        NETWORK SYSTEM TECHNOLOGIES, INC.
                             SUBCONTRACTOR AGREEMENT
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              (i)    dishonest  or   fraudulent   statements   or  acts  of  the
              Consultant or its representatives with respect to NST or any affiliate of NST;

              (ii) the conviction of, or entry of a plea of guilty or nolo contendere by Consultant or any of its representatives for, (A) a felony or (B) any misdemeanor (excluding minor traffic violations) involving moral turpitude, deceit, dishonesty or fraud;

              (iii) gross negligence, willful misconduct or insubordination of the Consultant or its representatives with respect to NST or any affiliate of NST; or

              (iv)   material   breach   by  the   Consultant   of  any  of  the
              Consultant's obligations under this Agreement.

       6.3 This Agreement may be terminated unilaterally by Consultant by written notice to NST at least thirty (30) days prior to such termination.

       6.4 Subject to the payment of Termination Benefits pursuant to Section 6.5, this Agreement may be terminated by NST without Cause upon written notice to Consultant (a termination "Without Cause").

       6.5 Unless otherwise specifically provided in this Agreement or otherwise required by law, all amounts payable to the Consultant under this Agreement shall terminate on the date of termination of this Agreement, if and only if such termination is consistent with termination for Cause under Section 6.2 above, or unilateral termination by the Consultant under Section 6.3 above. Notwithstanding the foregoing, in the event of termination of this Agreement by NST other than for Cause pursuant to Section 6.2 above, NST shall provide to the Consultant the following termination benefits ("Termination Benefits"):

                            (i) payment to the Consultant at the rate then in effect pursuant to the Consultant Task List then in effect, for the period from the date of termination until the term of this Agreement would otherwise expire as indicated in
                     Section 2 hereof; and

                            (ii) payment to Consultant of any and all other payments called for under the terms of this Agreement, and
                     (i) and (ii) hereof being computed as if Consultant continued to provide services to NST under the terms of this Agreement through its original term, including but not limited to, payment of the Bonus Payments as indicated in the Consultant Task List.

       6.6 Consultant's engagement hereunder is predicated on providing said consulting services at NST's Lombard, Illinois offices except for occasional travel s prescribed herein. Additionally, NST agrees that if NST moves its Lombard Illinois offices, that Consultant will not be required to perform services hereunder, and may unilaterally cancel this Agreement unless the new location of NST's offices is less than ten (10) miles from the Lombard Illinois location. In the event of such a unilateral cancellation of this Agreement by Consultant due to the change in location, all other payments due Consultant shall continue to be paid as and if Consultant were continuing to perform services hereunder.

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                        NETWORK SYSTEM TECHNOLOGIES, INC.
                             SUBCONTRACTOR AGREEMENT
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       6.7    If the  Consultant  is unable to provide the services of Joseph J.
              Graziano ("Graziano") due to the fact that Graziano shall be disabled so as to be unable to perform the Services as indicated on the Consultant Task List with reasonable accommodation, NST may remove or reassign Graziano to another position with NST during the period of such disability. Notwithstanding any such removal or reassignment, in the event of reassignment Consultant shall continue to receive all payments and benefits contemplated under this Agreement the same as if Consultant fully performed this
              Agreement  by   performing   the  Services  as  indicated  on  the
              Consultant Task List, or in the case of removal of Graziano pursuant to this Section 6.7, NST shall continue to pay Consultant under this Agreement the same as if Consultant was terminated Without Cause, in which case Consultant would continue to receive all Termination Benefits payable under this Agreement.

       6.8 Upon termination, NST shall be relieved of all of its obligations and responsibilities under this Agreement except for the obligation to pay Consultant any payments as set forth in Sections 6.5, 6.6 and 6.7. Upon termination, Consultant shall remit to NST all work in progress upon NST's request and agreement to make payment therefor. Consultant shall be liable for all damages suffered by NST as a result of Consultant's breach of this Agreement, and likewise, NST shall be liable for all damages suffered by Consultant or Graziano as a result of NST's breach of this Agreement.

7.     INTELLECTUAL PROPERTY RIGHTS

       7.1 Consultant and NST agree that all materials produced under this Agreement are "works-for-hire," and all rights, title, and interest in and to such materials, including, without limitation, all copyrights, are owned solely by NST. Consultant agrees that if materials produced under this Agreement are deemed not to be "works-for-hire," Consultant hereby irrevocably assigns to NST all of its rights, title and interest in and to such materials, including without limitation, all copyrights. In any event, Consultant shall execute, acknowledge, and deliver all instruments and assurances reasonably necessary or expedient in order to perfect the aforesaid rights in NST, but at no cost to Consultant.

       7.2    Consultant  and NST  acknowledge  that in the  performance of this
              Agreement certain designs, concepts, methods, techniques, processes, adaptations, inventions and ideas (collectively "Inventions") may be conceived or developed by Consultant related to the subject matter of the Consultant Task List. All rights, title and interest in and to the Inventions shall remain as NST property.

8.     COMPLIANCE WITH LAWS

       8.1 Both parties agree to comply with all applicable Federal, State, and Local laws, regulations, building codes, ordinances, and standards (such as those issued by utility companies and public authorities).

9.     INSURANCE COVERAGE

       9.1 Consultant agrees to maintain during the term of this Agreement, and at Consultant's expense:

              9.1.1  Automobile   liability  for  owned,   non-owned  and  hired
                     vehicles in an amount of not less than $1,000,000;

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              9.1.2  Commercial  General  Liability  insurance  covering  bodily injury (including death), property damage, personal injury arising out of the acts or omissions of Consultant and Consultant's employees. The per occurrence limit shall not be less than $1,000,000. (Deductible coverage will be acceptable only upon review and acceptance by the Risk
                     Management Department of Managed Storage International, Inc.);

              9.1.3  Policies   described   shall  be  endorsed  to  the  extent
                     possible, to provide waiver of subrogation against NST, its employees, officers, and directors;

              9.1.4 Certificates of insurance, acceptable to NST, shall be filed with NST prior to commencement of work or service. Certificates shall provide that coverage's afforded under the policies shall be not canceled or modified without thirty (30) days written notice being given to NST.


10.    GENERAL

       10.1 Consultant agrees that during the Consultant's association with NST and for two (2) years after termination of status as an active Consultant, Consultant will not compete with NST on any new projects with a customer to which the Consultant has been either
              (a) introduced by NST or (b) as to which Consultant has been subcontracted to perform duties as defined in a Consultant Task list. Notwithstanding the foregoing, this does not prohibit the Consultant from working on projects for the customer that have not been actively pursued by NST, or from working directly with a NST competitor, but it does prohibit the Consultant from pursuing an independent competitive working relationship in relation to a proposed NST project with customers or prospects to which the Consultant has been introduced in the course of Consultant's work under this Agreement; provided, however, the foregoing shall be null and void if: (i) NST is in material breach of this Agreement;
              (ii) NST files a petition seeking relief under the liquidation provisions, and only under the liquidation provisions, of applicable federal or state bankruptcy law, or is otherwise adjudicated bankrupt under such liquidation provisions of the bankruptcy law, or consents to the appointment of a liquidator of NST (For avoidance of doubt, NST's filing for relief under any reorganization provisions of applicable federal or state bankruptcy law shall not render Section 7 null and void.); or,
              (iii) Incentra Solutions, Inc. ("Incentra") breaches any of its agreements with Joseph J. Graziano ("Graziano") such as would precipitate the cancellation of Graziano's non-competition agreement contained in that certain Stock Purchase Agreement entered into by and between Graziano and Incentra on or about April 13, 2006, and subsequent to and as a result of such breach, Graziano ceases to, directly or indirectly, provide services to Employer, Incentra or any of Incentra's subsidiaries or affiliates.

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                        NETWORK SYSTEM TECHNOLOGIES, INC.
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       10.2   This   Agreement,   together  with  each   Consultant   Task  List
              referencing this Agreement, constitute the entire understanding between NST and Consultant with respect to Services performed hereunder, supersede all prior oral and written communications and proposals, and may be amended or modified only in writing signed by both parties.

       10.3 If any term or provision of this Agreement shall be found to be illegal or unenforceable, then notwithstanding such finding, this Agreement shall remain in full force and effect, and such illegal or unenforceable term or provision shall be deemed stricken.

       10.4   Wherever in this Agreement  either party's consent or satisfaction
              is   required,   such  consent  or   satisfaction   shall  not  be
              unreasonably or arbitrarily withheld or delayed.

       10.5 Any notices required or permitted to be given pursuant to this Agreement shall be in writing, sent via certified mail, return receipt requested or delivered by hand, addressed as set forth in the Consultant Task List or to such other address as may be specified from time to time by notice in writing to the other party, and shall be deemed to have been given when received.

       10.6 Neither NST nor Consultant shall assign any of its rights or delegate any of its obligations with respect to any Consultant Task List under this Agreement without the prior written consent of the other party. Any assignment attempted in violation of this provision shall be null and void.

       10.7 Headings included in this Agreement are for convenience only and are not to be used to interpret the Agreement between parties.

       10.8 No term or provision hereof shall be deemed waived by either party, and no breach excused by either party, unless such waiver or consent shall be in writing signed by the other party. No consent by either party to, or waiver of, a breach by the other party, whether express or implied, shall constitute consent to, waiver of, or excuse for any other different or subsequent breach by the other party.

       10.9 All provisions that, by their nature would be expected to shall survive termination of this Agreement. This includes, without limitation, provisions relating to confidentiality, warranties and indemnities, rights in inventions, and legal status of the parties.

       10.10 If any litigation or arbitration shall be commenced to enforce, or relating to, any provision of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys fees and reimbursement of such other costs as it incurs in prosecuting or defending such litigation. For purposes of this section, "prevailing party" shall include a party awarded injunctive relief or a party prevailing based upon final, unappealable order.

       10.11 This Agreement shall be governed by and interpreted in accordance with the laws of Illinois without regard to the conflict of law provisions thereof.

              Each party hereto warrants that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on such party's behalf has been duly authorized and empowered to enter into this Agreement and has read and understands this agreement in full.

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                        NETWORK SYSTEM TECHNOLOGIES, INC.
                             SUBCONTRACTOR AGREEMENT
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11.    AUTHORIZED SIGNATURES


   NETWORK SYSTEM TECHNOLOGIES, INC.   TRANSITIONAL MANAGEMENT CONSULTANTS, INC.



      /s/ Thomas P. Sweeney III                   Joseph J. Graziano
  ----------------------------------      ----------------------------------
         AUTHORIZED SIGNATURE                    AUTHORIZED SIGNATURE

        Thomas P. Sweeney III                     Joseph J. Graziano
  ----------------------------------      ----------------------------------
          PLEASE PRINT NAME                        PLEASE PRINT NAME

                 CEO
  ----------------------------------      ----------------------------------
          PLEASE PRINT TITLE                      PLEASE PRINT TITLE

               4/13/06                                  4/13/06
          DATE OF SIGNATURE                        DATE OF SIGNATURE





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                        NETWORK SYSTEM TECHNOLOGIES, INC.
                             SUBCONTRACTOR AGREEMENT
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                                  SCHEDULE ONE
                              CONSULTANT TASK LIST

Consultant is Transitional Management Consultants, Inc.

Consultant will provide:

       Services of Joseph J. Graziano as President of Network System Technologies, Inc.


Consultant will report directly to Thomas P. Sweeney III.

Beginning Date: April 13, 2006

End Date:   March 31, 2008

Monthly Rate:   $24,251.00

Bonus: On or before May 15, 2007, and May 15, 2008, and subject to the conditions set forth below, NST will pay a Bonus Payment to Consultant, said bonus payment to be computed as follows:

(1) In the event Earnings Before Interest, Taxes, Depreciation and Amortization, as defined below, ("EBITDA") of NST for the (i) twelve (12) months ended March 31, 2007 is equal to or greater than Two Million Dollars ($2,000,000.00); or (ii) twelve (12) months ended March 31, 2008 is equal to or greater than Two Million Dollars ($2,000,000.00), and provided that in each of
(i) or (ii) above that the Consultant has not been terminated for Cause (as herein defined) and this Agreement has not been terminated voluntarily by Consultant, NST shall pay to Consultant a bonus payment in the amount of One Hundred Fifty Thousand Dollars ($150,000.00) plus twenty-five percent (25%) of the EBITDA which exceeds the sum of Two Million Dollars ($2,000,000.00), for any or both years during which the foregoing EBITDA threshold is met; or,

(2) In the event EBITDA of NST for the (i) twelve (12) months ended March 31, 2007 is greater than One Million Dollars ($1,000,000.00), but less than Two Million Dollars ($2,000,000.00); or (ii) twelve (12) months ended March 31, 2008 is greater than One Million Dollars ($1,000,000.00), but less than Two Million Dollars ($2,000,000.00), and provided that in each of (i) or (ii) above that the Consultant has not been terminated for Cause and this Agreement has not been terminated voluntarily by Consultant, NST shall pay to Consultant a bonus payment in the amount equal to the EBITDA (for the time period in question) over One Million Dollars ($1,000,000.00) divided by One Million Dollars ($1,000,000.00) times One Hundred Fifty Thousand Dollars ($150,000.00), for any or both years during which the foregoing EBITDA threshold is met. Each of the timeframes in this bonus provision are separate, and the EBITDA computations are made for each period in question, are not cumulative, and are independent as to each discrete time period. If the foregoing EBITDA thresholds as indicated above are not met, no bonus payments are due Consultant.

(3) For purposes of this Agreement, EBITDA shall be defined as the net income of the Company, as determined by generally accepted accounting principles, plus interest,


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                                                                    Page 9 of 10

                        NETWORK SYSTEM TECHNOLOGIES, INC.
                             SUBCONTRACTOR AGREEMENT
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taxes, depreciation and amortization and subject to the other restrictions or limitations on allocation of expenses as provided in this Agreement. The parties agree that no headquarters or overhead expenses or costs of Purchaser or its affiliates or subsidiaries or other charges of or from Purchaser will be allocated or charged to Company for purposes of determining EBITDA under this Agreement, except that direct costs of Purchaser, its affiliates or subsidiaries related to the provision of revenue producing services for the Company shall be allocated to the Company for purposes of determining EBITDA hereunder. The parties agree that any outside or indirect costs or expenses not directly associated with the sale of new products or services shall not be permitted to be included as an expense in arriving at this EBITDA computation and that no new "line items" reflecting costs or expenses shall be permitted to be included as an expense in arriving at this EBITDA, unless previously approved by Graziano or his designated staff at the Company. In the event of a merger, consolidation or other combination of the Company with another entity, the EBITDA calculation, for purposes of this Agreement, shall be made in a manner that as nearly as is reasonably possible reflects the EBITDA of the Company as it would have been but for such merger, consolidation or combination. Nothing in this Section 1.2(b)(4) shall, however, be construed to prevent any such merger, consolidation or combination or the introduction of new goods and/or services to the line of goods and services provided by the Company. An accountant of Shareholder's choosing shall be permitted to review and approve the computation of EBITDA following each of the years in question, which approval will not be unreasonably withheld.


Addresses for Notice:

Consultant:                                    NST:

Transitional Management Consultants, Inc.      Thomas P. Sweeney III
Joseph J. Graziano                             Network System Technologies, Inc.
                                               c/o Incentra Solutions, Inc.
                                               1140 Pearl Street
                                               Boulder, CO 80302

Consultant                                     Company


By: /s/ Joseph J. Graziano                 By: /s/ Thomas P. Sweeney III
    ----------------------                      ------------------------
      Joseph J. Graziano                            Thomas P. Sweeney III